As filed with the Securities and Exchange Commission on March 12, 2020
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________________________

FORM S-8
REGISTRATION STATEMENT

Under
The Securities Act of 1933
_______________________________

XERIS PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)
______________________________

Delaware	20-335247
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

180 N. LaSalle Street, Suite 1600
Chicago, Illinois 60601
1-844-445-5704
(Address of Principal Executive Offices, including Zip Code)

Xeris Pharmaceuticals, Inc. 2018 Stock Option and Incentive Plan
Xeris Pharmaceuticals, Inc. 2018 Employee Stock Purchase Plan
(Full Title of the Plans)

Paul R. Edick
President, Chief Executive Officer and Chairman
Xeris Pharmaceuticals, Inc.
180 N. LaSalle Street, Suite 1600
Chicago, Illinois 60601
1-844-445-5704
(Name, Address and Telephone Number of Agent For Service)

Copies to:
Joseph C. Theis, Jr., Esq.
Mitchell S. Bloom, Esq.
Goodwin Procter LLP
100 Northern Avenue
Boston, Massachusetts 02210
(617) 570-1000
______________________________
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑

Non-accelerated filer ☐	Smaller reporting company ☑

Emerging growth company ☑
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐
______________________________

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(6)
Common Stock, $0.0001 par value per share	1,088,580 shares(3)	$2.22(2)	$2,416,647.60	$313.69
Common Stock, $0.0001 par value per share	272,145 shares(4)	$1.89(5)	$514,354.05	$66.77
Total	1,360,725 shares		$2,931,001.65	$380.46

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of common stock which become issuable under the registrant’s 2018 Stock Option and Incentive Plan (the “2018 Plan”) and the registrant’s 2018 Employee Stock Purchase Plan (the “2018 ESPP”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the registrant’s outstanding shares of common stock.

(2)
The price of $2.22 per share, which is the average of the high and low sales prices of the common stock of the registrant as quoted on the Nasdaq Global Select Market on March 9, 2020, is set forth solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) of the Securities Act of 1933, as amended.

(3)
Represents an automatic increase of 1,088,580 shares of common stock to the number of shares available for issuance under the 2018 Plan, effective January 1, 2020. Shares available for issuance under the 2018 Plan were previously registered on a registration statement on Form S-8 filed with the Securities and Exchange Commission on June 21, 2018 (Registration No. 333-225802) and February 8, 2019 (Registration No. 333-229587).

(4)
Represents an automatic increase of 272,145 shares of common stock to the number of shares available under the registrant’s 2018 ESPP, effective January 1, 2020. Shares available for issuance under the 2018 ESPP were previously registered on a registration statement on Form S-8 filed with the Securities and Exchange Commission on June 21, 2018 (Registration No. 333-225802) and February 8, 2019 (Registration No. 333-229587).

(5)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) of the Securities Act, and based on 85% of the average of the high and low sales price of the registrant’s common stock, as quoted on the Nasdaq Global Select Market, on March 9, 2020. Pursuant to the 2018 ESPP, the purchase price of the shares of common stock reserved for issuance thereunder will be 85% of the fair market value of a share of common stock on the first trading day of the offering period or on the exercise date, whichever is less.

(6)	Calculated pursuant to Section 6(b) of the Securities Act of 1933, as amended.

EXPLANATORY NOTE
This Registration Statement on Form S-8 is filed for the purposes of registering (i) 1,088,580 additional shares of common stock, par value $0.0001 per share (“Common Stock”) of Xeris Pharmaceuticals, Inc. (the “Registrant”) that may be issued pursuant to the Xeris Pharmaceuticals, Inc. 2018 Stock Option and Incentive Plan (the “2018 Plan”) and (ii) 272,145 additional shares of Common Stock that may be issued pursuant to the Xeris Pharmaceuticals, Inc. 2018 Employee Stock Purchase Plan (the “2018 ESPP”). The number of shares of Common Stock reserved and available for issuance under the 2018 Plan is subject to an automatic annual increase on each January 1 by an amount equal to up to four percent of the number of shares of Common Stock issued and outstanding on the immediately preceding December 31 or such lesser number of shares of Common Stock as determined by the Administrator (as defined in the 2018 Plan). Accordingly, on January 1, 2020, the number of shares of Common Stock reserved and available for issuance under the 2018 Plan increased by 1,088,580. This Registration Statement registers these additional 1,088,580 shares of Common Stock. The additional shares are of the same class as other securities relating to the 2018 Plan for which the Registrant’s registration statement filed on Form S-8 (Registration No. 333-225802) on June 21, 2018, is effective. The number of shares of Common Stock reserved and available for issuance under the 2018 ESPP is subject to an automatic annual increase on each January 1 by an amount equal to the least of one percent of the number of shares of Common Stock issued and outstanding on the immediately preceding December 31, 386,000 shares of Common Stock or such lesser number of shares of Common Stock as determined by the Administrator (as defined in the 2018 ESPP). Accordingly, on January 1, 2020, the number of shares of Common Stock reserved and available for issuance under the 2018 ESPP increased by 272,145. This Registration Statement registers these additional 272,145 shares of Common Stock. The additional shares are of the same class as other securities relating to the 2018 ESPP for which the Registrant’s registration statement filed on Form S-8 (Registration No. 333-225802) on June 21, 2018, is effective. The information contained in the Registrant’s registration statement on Form S-8 (Registration No. 333-225802) is hereby incorporated by reference pursuant to General Instruction E.

Part II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8. Exhibits.
See the Exhibit Index on the following page for a list of exhibits filed as part of this registration statement, which Exhibit Index is incorporated herein by reference.

EXHIBIT INDEX
Exhibit No.	Description

3.1
Amended and Restated Certificate of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 001-38536), filed previously with the Commission on June 28, 2018)

3.2
Amended and Restated By-Laws of the Registrant (incorporated herein by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K (File No. 001-38536), filed previously with the Commission on June 28, 2018)

4.1
Form of common stock certificate of the Registrant (incorporated herein by reference to Exhibit 4.2 to the Registrant’s Registration Statement on Form S-1 (File No. 333-225191), filed previously with the Commission on June 11, 2018)

5.1*	Opinion of Goodwin Procter LLP

23.1*	Consent of KPMG LLP, independent registered public accounting firm

23.2*	Consent of Goodwin Procter LLP (included in Exhibit 5.1)

24.1*	Power of attorney (included on signature page).

* Filed herewith.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Chicago, Illinois, on March 12, 2020.

XERIS PHARMACEUTICALS, INC.

By:	/s/ Paul R. Edick
Paul R. Edick
President, Chief Executive Officer and Chairman
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Paul R. Edick and Barry Deutsch, and each of them, as such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them, for such person and in such person’s name, place and stead, in any and all capacities, to sign for us and in our names in the capacities indicated below the Registration Statement on Form S-8 of Xeris Pharmaceuticals, Inc., and any or all amendments (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or such person’s substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Paul R. Edick	President, Chief Executive Officer and Chairman (Principal Executive Officer)	March 12, 2020
Paul R. Edick

/s/ Barry M. Deutsch	Chief Financial Officer (Principal Accounting and Financial Officer)	March 12, 2020
Barry M. Deutsch

/s/ BJ Bormann	Director	March 12, 2020
BJ Bormann

/s/ Dawn Halkuff	Director	March 12, 2020
Dawn Halkuff

/s/ Marla Persky	Director	March 12, 2020
Marla Persky

/s/ John Schmid	Director	March 12, 2020
John Schmid

/s/ Jeffrey Sherman	Director	March 12, 2020
Jeffrey Sherman

/s/ Mark Thierer	Director	March 12, 2020
Mark Thierer